Exhibit 99.9

BioLargo reduces balance sheet liabilities by more than $5,400,000

Westminster, CA – May 9, 2018 – BioLargo, Inc. (OTCQB: BLGO), an innovator of sustainable science and technology and a full-service environmental engineering company, announced that on May 7, 2018, it had reduced the liabilities on its balance sheet by $4,133,378, through the conversion of promissory notes into 15,747,482 shares of common stock. The notes converted had maturity dates ranging from June 1, 2018, through June 20, 2020, and had been issued to investors in the Company’s prior “unit” offerings. BioLargo also reported that it will convert an additional $1,314,380 of debt to equity on June 1, 2018, resulting in the issuance of 3,211,004 shares of common stock (plus shares for accrued interest) for a total reduction of $5,447,758 of debt to equity.

As detailed in a Form 8-K filed with the SEC today, the Company offered to investors additional shares as an incentive to convert their note prior to the maturity date. Holders of notes converting at $0.25 and $0.30 per share were offered shares equal to the amount of interest due on the note through maturity, paid at $0.25 a share, plus 50%. Holders of notes with conversion prices of $0.35, $0.55, and $0.57 were offered the ability to reduce the conversion price of their note to $0.30 by paying an amount equal to 6%, 20% and 20%, respectively. The Company announced it had received $261,781 in funds related to the reduction of conversion prices.

BioLargo President and CEO Dennis P. Calvert commented, “We are focused on shoring up our balance sheet and increasing our revenues. This debt reduction program provides immediate value to our investors and our company as we gear up for expansion.”

About BioLargo, Inc.

BioLargo, Inc. is an innovative technology incubator and environmental engineering company driven by a mission to “make life better” by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air, and advanced wound care. We incubate disruptive technologies by providing the capital, support, and expertise to expedite them from “cradle” to “maturity” (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System “AOS”, a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. Our subsidiary Clyra Medical (www.clyramedical.com) features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.